Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04171, 333-58024, 333-90462, 333-90464, 333-115654, 333-115653, 333-04167 and 333-175239 on Form S-8 of our report dated March 23, 2012,  relating to the financial statements and financial statement schedule of ICU Medical, Inc. and subsidiaries as of and for the year ended December 31, 2011 and the effectiveness of ICU Medical, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of ICU Medical, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche, LLP

Costa Mesa, California
March 23, 2012